Exhibit99.1

BASELINE OIL & GAS CORP. RETIRES CONVERTIBLE

NOTES DUE NOVEMBER 2007

HOUSTON, November 21, 2007—Baseline Oil & Gas Corp. (“Baseline” or the “Company”) (OTCBB: BOGA) announced today that it has retired $1.65 million aggregate principal amount of convertible promissory notes due November 15, 2007 (the “Notes”). Such Notes constituted 70% of the $2.375 million aggregate principal amount of Notes issued by Baseline in November of 2005. At or prior to November 15, 2007, holders of $0.725 million of the Notes elected to convert their Notes into shares of Baseline common stock. All Notes were convertible into Baseline common stock at $0.50 per share and earned interest at the rate of 10% per annum during the first 18 months and 12% per annum during the next 6 months. The Notes which were repaid eliminated the need for Baseline to issue 3.3 million additional shares of common stock. Cash on hand was utilized to repay such Notes.

Presently, Baseline has approximately $14 million of cash, which the Company will utilize to further implement its ongoing development program in both its Blessing and Eliasville Fields, located in Stephens and Matagorda counties Texas, respectively. In addition, Baseline currently has $12 million of availability under its existing $20 million revolving credit facility, thus affording the Company additional liquidity.

Thomas Kaetzer, Chairman and CEO, stated, “We were pleased to be able to retire the majority of the Notes, and avoid dilution to our common stockholders. We believe Baseline shares to be undervalued, and were pleased to acquire the equivalent of 3.3 million shares at $0.50. Management remains committed to building shareholder value”.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Patrick H. McGarey - Chief Financial Officer

(281) 591-6100

p.mcgarey@baselineoil.com

Piedmont IR, LLC

Investor Relations Contact:

Keith Fetter or Darren Bankston

678-455-3696

info@piedmontir.com